The Coca-Cola Company                      Media Relations Department
                                           P.O. Box 1734, Atlanta, Georgia 30301
                                           Telephone (404) 676-2121



FOR IMMEDIATE RELEASE                               Contact:  Sonya Soutus
                                                              (404) 676-2683



                      STEVEN J. HEYER ELECTED PRESIDENT AND

                 CHIEF OPERATING OFFICER, THE COCA-COLA COMPANY


         ATLANTA, Dec. 11, 2002  -  The Board of Directors of The Coca-Cola

Company today elected Steven J. Heyer  president and chief operating officer,

said Doug Daft, chairman and chief executive officer.  Mr. Heyer was president and chief operating officer, Coca-Cola Ventures and Coca-Cola Latin America.

         Mr. Daft said, "I have asked Steve Heyer to serve as president and chief operating officer of The Coca-Cola Company and the Board has endorsed my recommendation. Over the past 18 months, Steve has brought a fresh and objective perspective that has been enormously helpful to all of us while,

at the same time, embracing and learning from the rich historic culture of

Coca-Cola. This combination uniquely qualifies him for this key position.

         "With Steve closely collaborating with his colleagues on the senior management team, I expect highly effective leadership that will accelerate the progress we are making toward strengthening our long-term position in the

                                    - more -
marketplace. Indeed, I am especially pleased that we are able to take this step at this time, so that our team will be firmly in place as we undertake fresh initiatives in 2003 that build further upon earlier accomplishments," concluded

Mr. Daft.

         Mr. Heyer said, "I am honored that Doug and the Board have asked me to serve as president and chief operating officer.  Doug has created the vision and strategy to take this Company forward, and I am delighted that I will have the opportunity to work even closer with him as we execute on his priorities and take The Coca-Cola Company to greater heights.

         "I first came to The Coca-Cola Company because of the unparalleled quality of the franchise, and the values and history that have made Coca-Cola the special company it is today.  Coca-Cola is the world's most popular brand because it has a unique and special culture of doing the right thing.  Key to our long-term success is our ability to build strong relationships, and grow together with our communities, consumers and partners.  Working with Doug Daft and the rest of the senior leadership team, I intend to do everything I can to nurture and strengthen the brand."

         In his new role, Mr. Heyer will work closely with Mr. Daft and the other members of senior management to execute the company's strategy, coordinate and control its allocation of resources, ensure the tight alignment of the company and its bottling partners, and assure excellence in all aspects of the company's marketing.


                                      # # #

**NOTE TO EDITORS: Media can retrieve a digital photo to accompany this story by visiting our Press Center image gallery at www.coca-cola.com